SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)   February 6, 2003

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

February 6, 2003

CVPS Announces Improved Earnings for 2002

RUTLAND, VT - Central Vermont Public Service (CV-NYSE) today reported 2002 net income of $19.8 million, or $1.56 per basic and $1.53 per diluted share of common stock, compared to 2001 net income of $2.4 million, or $.06 per basic and diluted share of common stock.

For the quarter ended December 31, 2002, CV had net income of $5.2 million, or $.41 per basic and $.40 per diluted share of common stock, compared to a net loss of $5.4 million, or $.50 per basic and diluted share of common stock, for the quarter ended December 31, 2001.

"On many fronts, 2002 was a terrific year for CVPS," President Bob Young said. "Through continued hard work, dedication and creativity, we successfully resolved several long-standing issues, most notably the sale of Vermont Yankee to Entergy on July 31, 2002."

"This sale benefits ratepayers and eliminates the risks of continued operation and decommissioning for CVPS customers and shareholders," Young said. "We've also completed negotiations with New Hampshire officials and Public Service of New Hampshire (PSNH), among other parties, that has resulted in an agreement to sell our New Hampshire subsidiary, Connecticut Valley Electric Company (Connecticut Valley) to PSNH, allowing CVPS to recoup stranded costs in New Hampshire and resolve costly litigation. This agreement is expected to receive all necessary regulatory approvals."

"Our non-regulated subsidiary, Catamount Energy Corporation, has also continued to improve its financial position by generating positive earnings while successfully renewing its corporate revolver and significantly reducing the debt on its balance sheet in early 2003," Young said. "After refocusing its strategic direction in mid 2001, Catamount sold two of its existing projects that no longer fit its direction for growth and profitability. Catamount is solely focused on wind energy and is in the process of developing a portfolio of projects consistent with that direction."

A breakdown of the factors impacting twelve months 2002 earnings compared to the same period last year follows:

  higher retail sales revenue and other operating revenue of $5.1 million after-tax, or $.43 per share of common stock, resulting from higher average retail rates due to the 3.95 percent retail rate increase beginning July 1, 2001, an increase in retail mWh sales of approximately 1 percent for the period and the sale of non-firm transmission under the Company's open access transmission tariff;
  higher net power costs of $3.4 million after-tax, or $.29 per share of common stock, primarily related to a 2001 reversal of a December 2000 accrual for estimated costs for installed capacity deficiency charges in ISO-New England with no similar reversal in 2002 and lower ISO-New England market prices for resale sales;
  higher operating and other costs of $2.4 million after-tax, or $.21 per share of common stock, primarily related to the following after-tax items: 1) a $0.6 million, or $.05 per share of common stock, one-time payment related to closing the Vermont Yankee sale, 2) higher net transmission costs of $0.4 million, or $.04 per share of common stock, 3) higher property tax expense of $0.4 million, or $.04 per share of common stock, 4) increase in bad debt reserves of $0.7 million, or $.06 per share of common stock, due to several announced bankruptcies, 5) lower interest and dividend income of $0.7 million, or $.06 per share of common stock, 6) a 2001 settlement of $0.3 million, or $.03 per share of common stock, related to Wyman generating station with no similar item in 2002, and 7) higher other operating expenses of $0.2 million, or $.02 per share of common stock; offset by 8) a $1.0 million, or $.09 per share of common stock, reversal of certain environmental reserves;
  favorable impact of $2.5 million after-tax, or $.22 per share of common stock, resulting from the Vermont Yankee sale in the third quarter of 2002, primarily due to state tax benefits available to Vermont Yankee; the Company's distribution of the sale proceeds and final accounting for the sale are pending certain regulatory approvals and the resolution of certain closing items between the seller and purchaser;
  earnings at Catamount Energy Corporation of $1.5 million, or $.13 per share of common stock, compared to losses of $8.7 million, or $.75 per share of common stock, in 2001, mainly due to fourth quarter 2001 after-tax asset impairment charges of $9.8 million, or $.85 per share of common stock, related to several of Catamount's investments, higher equity earnings in 2002 from several of Catamount's investments and realized development revenue upon the sale of one of its investments in the fourth quarter of 2002, offset by higher project development and third party related costs in 2002, and third quarter 2002 after-tax asset impairment charges of $2.1 million, or $.18 per share of common stock, related to the sale of certain of Catamount's equity investments;
  lower losses at Eversant Corporation of $1.6 million, or $.14 per share of common stock, primarily related to a third quarter 2001 write-down of its investment in Home Service Store, Inc., the 2002 settlement of an IRS audit resulting in a reversal of a related interest expense accrual previously recorded in the fourth quarter of 2001, offset by costs related to the Company's decision to discontinue Eversant's efforts to pursue non-regulated business opportunities with the exception of its rental water heater business;
  a third quarter 2001 extraordinary charge of $0.2 million, or $.02 per share of common stock, resulting from the Company's New Hampshire subsidiary, Connecticut Valley, again being subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation; and
  the Company's June 26, 2001 rate order, which resulted in a net after-tax charge of $3.6 million, or $.31 per share of common stock, due to a one-time write-off of $5.3 million after-tax, or $.46 per share of common stock, of certain regulatory assets, partially offset by the elimination of charges for the under-recovery of costs related to the Hydro-Quebec power contract, which resulted in a favorable $1.7 million after-tax impact, or $.15 per share of common stock, with no similar items in 2002.

A breakdown of the factors impacting the fourth quarter of 2002 compared to the fourth quarter of 2001 follows:

  higher retail sales revenue and other operating revenue of $1.3 million after-tax, or $.11 per share of common stock, primarily resulting from a 2.8 percent increase in retail mWh sales;
  higher net power costs of $0.6 million after-tax, or $.05 per share of common stock, mainly due to higher retail sales and higher capacity requirements;
  higher operating and other costs of $2.3 million after-tax, or $.20 per share of common stock, resulting from 1) higher distribution related expenses of $0.9 million, or $.08 per share of common stock, due to higher service restoration costs resulting from several major storms in the fourth quarter of 2002 and costs related to the distribution system field inventory project, 2) an increase in bad debt reserves of $0.2 million, or $.02 per share of common stock, 3) lower interest and dividend income of $0.3 million, or $.03 per share of common stock, 4) a 2001 settlement of $0.3 million, or $.03 per share of common stock, related to Wyman generating station with no similar item in 2002, and 5) higher other operating expenses of $0.5 million, or $.04 per share of common stock;
  earnings at Catamount Energy Corporation of $2.3 million, or $.20 per share of common stock, compared to losses of $9.2 million, or $.80 per share of common stock, mainly due to fourth quarter 2001 after-tax asset impairment charges of $9.8 million, or $.85 per share of common stock, related to several of Catamount's investments, offset by higher project development and third party related costs; and
  lower losses at Eversant Corporation of $0.5 million, or $.05 per share of common stock, primarily related to the 2002 settlement of an IRS audit resulting in a reversal of an IRS interest expense accrual previously recorded in the fourth quarter of 2001.

For the 12 months ended December 31, 2002, consolidated return on average common equity was 9.6 percent. The return on average common equity for the Vermont utility business was 11.0 percent. The Company's 2001 rate case settlement set the Vermont utility's 2002 allowed rate of return at 11.0 percent. In 2002, the Company's Vermont utility earned approximately $0.4 million, on an after-tax basis, above its allowed rate of return. In accordance with the 2001 rate case settlement, earnings were reduced by that amount to arrive at the Vermont utility allowed rate of return of 11.0 percent.

CV is Vermont's largest electric utility, serving over 145,000 customers statewide. Through its subsidiary, Connecticut Valley, CV also serves over 10,000 customers in New Hampshire. Catamount Energy Corporation, CV's non-regulated subsidiary, invests primarily in wind energy projects in the United States and Western Europe.

Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Actual results will depend, among other things, upon the actions of regulators, the pending sale of Connecticut Valley, the performance of the Vermont Yankee nuclear power plant, weather conditions, and the performance of the Company's non-regulated businesses. The Company cannot predict the outcome of any of these matters.

Financial information for the related periods is shown below.

Central Vermont Public Service Corporation - Consolidated Earnings Release (Unaudited) (Dollars in thousands, except per share amounts)
	Quarter Ended December 31			Twelve Months Ended December 31
	2002	2001		2002		2001
Consolidated:

Retail MWH Sales	607,357	590,645		2,344,337		2,324,099

Operating Revenues	$79,278	$75,427		$303,389		$302,476

Net Income before extraordinary charge	$5,152	$(5,382)	(b)	$19,767	(a)	$2,589	(b,c)
Extraordinary charge	-	-		-		$(182)
Net Income	$5,152	$(5,382)	(b)	$19,767	(a)	$2,407	(b,c,d)

Preferred Stock Dividend Requirements	$341	$424		$1,528		$1,696
Earnings available for common stock	$4,811	$(5,806)	(b)	$18,239	(a)	$711	(b,c,d)

Average shares of common stock outstanding:
Basic	11,730,010	11,571,265		11,678,239		11,551,042
Diluted	12,000,532	11,814,589		11,941,575		11,551,042

Earnings per share of common stock - basic:
Before extraordinary charge	$.41	$(.50)	(b)	$1.56	(a)	$.08	(b,c)
Extraordinary charge	-	-		-		$.02
Earnings per share of common stock - basic	$.41	$(.50)	(b)	$1.56	(a)	$.06	(b,c,d)

Earnings per share of common stock - diluted:
Before extraordinary charge	$.40	$(.50)	(b)	$1.53	(a)	$.08	(b,c,d)
Extraordinary charge	-	-		-		$.02
Earnings per share of common stock - diluted	$.40	$(.50)	(b)	$1.53	(a)	$.06	(b,c,d)

Catamount Energy Corporation:
Earnings (losses) per share of common stock:
Basic	$.20	$(.80)	(b)	$.13	(a)	$(.75)	(b)
Diluted	$.19	$(.80)	(b)	$.13		$(.75)

Eversant Corporation:
Losses per basic and diluted share of common stock	$(.00)	$(.05)		$(.04)		$(.18)
  Includes $2.1 million after-tax, or $.18 per share, asset impairment charges related to Catamount's equity investments in Gauley River Power Partners LP and Heartlands Power Limited.
  Includes $9.8 million after-tax, or $.85 per share, asset impairment charges related to four of Catamounts investments as a result of writing down two assets to estimated sales value and issues concerning the future viability of two other operating projects.
  Includes the following non-recurring items in 2001:
  $3.6 million after-tax loss related to CV's June 2001 approved rate order which required, in part, a $5.3 million after-tax, or $.46 per share, write off of regulatory assets, and also ended the Hydro-Quebec power cost disallowances resulting in a $1.7 million after-tax, or $.15 per share, reversal of accrual for under-recovery of power costs in the 2nd quarter of 2001.
  $1.5 million after-tax, or $.13 per share, reversal of a December 2000 accrual for estimated power costs for installed capacity deficiency charges in ISO-New England.
  Includes an extraordinary charge of $0.2 million, or $.02 per share, resulting from the application of Statement of Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, at Connecticut Valley.

Contact:    Jean H. Gibson
                Senior Vice President, Chief Financial Officer and Treasurer
                802-747-5435; e-mail: jgibson@cvps.com

or

                John J. Holtman
                Vice President and Controller
                802-747-5389, e-mail: jholtma@cvps.com

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

February 6, 2003